Exhibit 18.1

November 7, 2011

The Board of Directors
Martin Midstream GP LLC

We have been furnished with a copy of the quarterly report on Form 10-Q of Martin Midstream Partners L.P. (the Partnership) for the three months ended September 30, 2011, and have read the Partnership’s statements contained in note 1 to the condensed consolidated financial statements included therein. As stated in note 1, the Partnership changed its annual goodwill and other indefinite-lived intangible assets impairment testing date in accordance with FASB ASC Topic 350, Intangibles – Goodwill and Other from September 30 to August 31 and states that the newly adopted accounting principle is preferable in the circumstances because it provides additional time prior to the Partnership’s quarter-end to complete the goodwill impairment testing and report the results in its quarterly report on Form 10-Q. In accordance with your request, we have reviewed and discussed with Partnership officials the circumstances and business judgment and planning upon which the decision to make this change in the method of accounting was based.

We have not audited any financial statements of the Partnership as of any date or for any period subsequent to December 31, 2010, nor have we audited the information set forth in the aforementioned note 1 to the condensed consolidated financial statements; accordingly, we do not express an opinion concerning the factual information contained therein.

With regard to the aforementioned accounting change, authoritative criteria have not been established for evaluating the preferability of one acceptable method of accounting over another acceptable method. However, for purposes of the Partnership’s compliance with the requirements of the Securities and Exchange Commission, we are furnishing this letter.

Based on our review and discussion, with reliance on management’s business judgment and planning, we concur that the newly adopted method of accounting is preferable in the Partnership’s circumstances.

Very truly yours,

/s/KPMG LLP
Shreveport, Louisiana